Filed pursuant to
                                                                  Rule 424(b)(5)
                                                       Registration No. 33-59791

                                     CITICORP
                                U.S. $7,000,000,000
                     Global Medium-Term Senior Notes, Series D
                                U.S. $1,000,000,000
                  Global Medium-Term Subordinated Notes, Series D
                 Due From 9 Months to 60 Years From Date of Issue

      Pricing Supplement, dated February 27, 1996 (the "Pricing Supplement") to Prospectus Supplement, dated August 7, 1995 (the "Prospectus Supplement"); to Prospectus, dated August 7, 1995 (the "Base Prospectus" and collectively with the Pricing Supplement and the Prospectus Supplement, the "Prospectus")

                               DESCRIPTION OF NOTES

      The terms of the Yen Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Senior Notes, Series D set forth in the accompanying Base Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Base Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:                     2.54% Yen Senior Notes Due March 5, 2001
                                    (the "Yen Notes").
Aggregate
  Principal Amount:                 (Y)6,000,000,000.

Specified Currency:                 Japanese Yen.

Issue Date:                         March 5, 1996

Stated Maturity Date:               March 5, 2001.

Interest Rate:                      2.54% per annum.

Interest Payment Dates:             Annually,  on the  5th  day of  each  March,
                                    commencing  March  5,  1997,  and at  Stated
                                    Maturity;   provided  that  if  an  Interest
                                    Payment  Date is not a  Business  Day in New
                                    York,  New  York  and  Tokyo,   Japan,  then
                                    payment of interest will not be made on such
                                    date,   but   will  be  made  on  the   next
                                    succeeding day which is a Business Day in New York, New York and Tokyo, Japan with the same force and effect as if made on the Interest Payment Date and no interest shall accrue on the amount so payable for the period from and after such Interest Payment
                                    Date until such next succeeding day.

Regular Record Dates:               The  fifteenth  day  prior  to each  related
                                    Interest Payment Date.

Form and Denominations:             The Yen Notes  will  initially  be issued in
                                    the  form  of one or more  temporary  global
                                    Notes, which will be exchanged 45 days after
                                    the    Settlement    Date,    upon   written
                                    certification  as  described in this Pricing
                                    Supplement and in the Prospectus Supplement,
                                    for  one or  more  permanent  global  Notes.
                                    Minimum denominations for the Yen Notes will
                                    be  (Y)10,000,000  or any integral  multiple
                                    of(Y)1,000,000 in excess thereof.  Interests
                                    in   the   permanent   global   Notes   will
                                    thereafter be  exchangeable at the option of
                                    the  beneficial  owner,  on  the  terms  and
                                    conditions   described   in   this   Pricing
                                    Supplement and in the Prospectus Supplement, for definitive Notes in bearer form in minimum denominations of(Y)10,000,000 and any integral multiple of (Y)1,000,000 in excess thereof. See "DESCRIPTION OF NOTES--
                                    Form and  Denominations"  in the  Prospectus
                                    Supplement.

Redemption:                         The Yen  Notes  may not be  redeemed  at the
                                    option  of  Citicorp  prior to their  Stated
                                    Maturity,  except  as set  forth  under  the
                                    heading  "DESCRIPTION OF NOTES -- Redemption
                                    and  Sinking  Funds"  in  the   accompanying
                                    Prospectus Supplement.

                                    The Yen Notes are not subject to redemption at the option of the Holder thereof.


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


Sinking Fund:                       The Yen Notes are not subject to any sinking
                                    fund.

Clearance Information:              The  Yen  Notes  have  been   accepted   for
                                    clearance through Euroclear and Cedel.

Exchange Listing:                   The Yen  Notes  will  not be  listed  on the
                                    Luxembourg Stock Exchange.

Selling Agent:                      Goldman Sachs International plc.

Commission:                         .045%.

Price to Public:                    100%.

      In this Pricing Supplement references to "Yen" and "(Y)" are to Japanese Yen. At approximately 8:00 a.m. Tokyo time on February 27, 1995, the bid quotation from Citibank, N.A., Tokyo branch was 106.685 Yen per United States dollar.

PAYMENT AND PAYING AGENTS

      Generally, the principal of and interest on the Yen Notes will be payable in the manner specified in the accompanying Base Prospectus under the heading "DESCRIPTION OF NOTES -- Payment and Paying Agents" and the accompanying Prospectus Supplement under the headings "DESCRIPTION OF NOTES -- Payment and Paying Agents" and "SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES -- Payment".

      In addition to Citibank, acting through its principal office in London, England, and Citibank (Luxembourg) S.A., acting through its principal office in Luxembourg, Citicorp has designated Citibank, acting through its main office in Tokyo, Japan as Paying Agent for the Yen Notes outside the United States. Citicorp will, as long as any Yen Notes remain outstanding, maintain a paying agent in Tokyo. In addition to London and Luxembourg, Tokyo will constitute a Place of Payment with respect to the Yen Notes.

      The principal of and interest on the Yen Notes will be payable in Yen. Payments will be made by Yen check or Yen bank draft on a bank (in the case of payment to a nonresident of Japan, an authorized foreign exchange bank) in Tokyo, Japan or by transfer in same day funds to a Yen account (in the case of payment to a nonresident of Japan, to a nonresident account) maintained by the payee with a bank in Tokyo, Japan, subject in each case to all applicable laws and regulations.

SELLING RESTRICTIONS

      The Yen Notes have not been and will not be registered under the Securities and Exchange Law of Japan. The Selling Agent has represented and agreed that it has not offered and sold and will not offer or sell, directly or indirectly, any Yen Notes in Japan or to or for the benefit of any Japanese person (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any Japanese person prior to the date which is one day after the issue date of the Yen Notes and that thereafter it will offer or sell the Yen
Notes in Japan or to or for the benefit of a Japanese person only under circumstances which will result in compliance with applicable laws and regulations of Japan.

The Selling Agent has represented and agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the issue date for the Yen Notes, will not offer or sell any Yen Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Yen Notes in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Yen Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.


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